EXHIBIT 99.2
American Eagle Outfitters, Inc.
Third Quarter 2010
Conference Call Transcript dated November 18, 2010
Operator: Greetings, and welcome to the American Eagle third quarter 2010 earnings conference call.
At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded.
It is now my pleasure to introduce your host, Judy Meehan, Vice President of Investor Relations. Thank you, Ms. Meehan. You may now begin.
Judy Meehan- American Eagle Outfitters Inc- IR: Good morning, everyone.
Joining me today in Pittsburgh are Jim O’Donnell, Chief Executive Officer, and Joan Hilson, Executive Vice President and Chief Financial Officer. Roger Markfield, Vice Chairman and Executive Creative Director, joins us by phone from our New York design center.
If you need a copy of our third quarter press release, it is available on our website, AE.com. As discussed in our press release, beginning with the new fiscal year, we will discontinue the practice of reporting monthly sales. Beginning with the first quarter of 2011, we will report sales and earnings together in the quarterly earnings announcement. Today, we will review third quarter adjusted results from continuing operations which excludes the impact of the ARS liquidation this year and a tax benefit last year.
Before we begin today’s call, I need to remind everyone that during this conference call, members of Management will make certain forward-looking statements based upon information which represents the Company’s current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs, based on risk factors included in our quarterly and annual reports filed with the SEC.
And now, I’d like to turn the call over to Jim.
Jim O’Donnell- American Eagle Outfitters Inc- CEO: Thanks, Judy. Good morning, and thanks for joining us.
The third quarter demonstrated progress towards driving our brand forward, while enhancing overall profitability. We experienced growth in both sales and operating income during the quarter. The increase in our adjusted EPS reflects the positive impact of recent actions to drive higher sales and expand our profit margins. It is very gratifying to see the AE brand show recovery in important categories and gain momentum with our customers. I’m encouraged that we are on the right track and excited about the opportunities ahead.
Now, I will take you through some of the initiatives which drove the third quarter profit improvement. I will also address our longer term plans regarding growth.
Starting out with merchandise, we delivered high quality, trend right fashion. In fact, the third quarter customer conversion rate was up over last year. We are winning where our merchandise is elevated, special, and differentiated. We will not compete on price alone. A clear example is demonstrated by the strength of AE’s denim and sweaters. These product lines represent the best quality and fashion across several compelling price points.
Overall, we were less reliant on promotional activities to drive business, which is further evidence of our progress. In the third quarter, lower markdowns delivered an improved merchandise margin. Our inventory is balanced and on plan. Enhanced tools continue to drive more precise buying and allocation to stores and contribute to lower markdowns. We’ve been successful with reducing inventory overall. Turns are faster, we’re flowing goods into the stores more frequently, and, with improved capabilities in production and design, we’re also leaving more open to buy, enabling us to chase strong categories. In fact, we did this for holiday.

Now, regarding product cost. There are clearly pressures in the marketplace with sharp increases, primarily in cotton and, to a lesser degree, labor. For the second half of 2010 and spring 2011, costs were held flat, however, we expect modest pressure for summer product. Beyond June, it is still too early to forecast. Importantly, we are doing everything possible to minimize the impact. For example, we are consolidating vendors and fabric purchases and leveraging our volume to negotiate better costs. Additionally, we continue to move production to the Western Hemisphere, which has been advantageous to cost, transportation, and increased efficiencies. What we absolutely will not do is lower the quality or fashion content.
During the quarter, we made progress on streamlining and reducing expense. Essentially, we were transforming the business to shed complexities and unnecessary layers in process and structure. We continue to identify opportunities across the organization. A few of the primary initiatives are centered on supply chain, production, and non-merchandise procurement. We are strengthening our time and action calendar which we believe will yield both savings and efficiencies improvements. Additionally, we are consolidating purchases and reviewing all outside vendor contracts. These opportunities, combined with product enhancement, put us on a path for further operating margin improvement next year. Our overall financial strength is clearly reflected in our balance sheet. We are committed to putting our financial resources to work to enhance shareholder value.
Now, a few notes on our future growth opportunities, which include aerie, AE Direct and international expansion. First, aerie. It is a critical growth driver with the potential of reaching 350 to 400 stores, versus 147 stores currently open. Beginning this holiday, we are repositioning aerie into a complete lifestyle brand, with a meaningful addition of apparel to complement the intimates business. We expect aerie stores to be accretive next year. I believe with the team we’ve assembled and the assortments they are delivering, aerie could be one of the most exciting new brands in the mall today.
Secondly, AEO Direct will leverage website upgrades and exclusive online products, as well as brand and international expansion. We will invest in relevant marketing, such as social media outreach and mobile, to develop incremental businesses. We will continue to drive the highly profitable direct-to-consumer business with a goal of achieving sales of $500 million.
The third growth vehicle, international expansion, where we will cultivate a global appetite for the AE brand. Our first franchise stores in the Middle East are exceeding expectations, and in 2011, we will open additional franchise stores in Dubai and Kuwait, as well as launch flagship locations in Moscow, Shanghai, Beijing, and Hong Kong.
A word on 77kids. 77kids online has proved to be a great catalyst for the new brick and mortar stores and the early success we are seeing. We are encouraged about its long term prospects.
In conclusion, we are making significant strides and are optimistic that our momentum will continue in the fourth quarter and into 2011. We expect the environment to remain competitive, however, our formula for quality, on trend fashion at compelling price points, will enable us to gain market share and increase our customer base and deliver profitable growth.
Now, I’ll turn the call over to Roger.
Roger Markfield- American Eagle Outfitters Inc- Vice Chairman & Executive Creative Director: Thanks, Jim. Good morning, everyone.
As I said on the last conference call, I am very confident that we are moving in the right direction. And now, we are beginning to see it in our results. No question, the third quarter was driven by more desirable product and improvements in merchandising. We experienced strength in denim, women’s sweaters, and accessories, as well as men’s shorts and knit tops. Across categories, we have strengthened the fashion component and how we interpret trends for the AE brand. Our back-to-school and fall lines featured exciting new trends, including modern military and Bohemian inspired styles. We took a step forward in both fashion and quality, and we are emphasizing details such as elevated fabrics, washes and embellishments.

Positive sales metrics, including increased conversions and lower markdowns, underscore the customer’s acceptance. Our holiday line extends our expression of style and emerging trends across sweaters and outerwear as well as accessories and great gift items. If you haven’t yet, I encourage you to visit our new Soho store, the AE brand’s most iconic, hip and current venue, perhaps the best store in the country.
I believe that now more than ever we are clearly different from our direct competition. We are staying true to our 20-year-old college-age customer. As a result, the assortments in the stores come together with the right looks, the right energy, and the right mix of categories. Customers are responding to truly compelling and fresh merchandise, with little price resistance. As an example, we are seeing average unit increases in many of our areas, including sweaters, accessories and outerwear.
Recent external research has underscored the powerful presence and growing momentum of the AE brand in the marketplace today. According to market research, including Piper Jaffray, AE took top position as a favorite brand. Additionally, MPD Research, as of the end of September, indicated that we further expended our market share in denim. In fact, we had an increase to 15% total market share of the 15- to 25-year-old customer, and rank as the number one specialty store denim brand. We are extremely proud of this and our denim teams for maintaining strong performance year in and year out. Our creative teams, both design and merchandising, have been strengthened across all categories, which I believe will lead to a greater broad-based consistency.
Now, on to aerie. As I briefly indicated on the last call, aerie is being repositioned as a more complete lifestyle brand, with a strong point of view. With intimates as the big inspiration, we’re expanding the apparel categories to supplement the strength in bras and undies. The core of the aerie’s DNA is beautiful, feminine, soft, sensuous, yet comfortable. Simple and stylish apparel that is made to live in and wear out. It’s a lifestyle brand for a modern 21-year-old girl. Our holiday line is the very first beginnings of this expression. We are very excited about this opportunity, and believe it will help drive aerie productivity and profitability. We continue to view the brand as an additional platform through future growth.
In summary, I am pleased with the momentum we’re beginning to see in our business. Our teams are energized and looking forward to the opportunities ahead.
And now, over to Joan.
Joan Hilson- American Eagle Outfitters Inc- CFO: Thank you, Roger, and good morning, everyone.
Our third quarter financial performance represents tangible progress on both top and bottom line results. Turning first to the top line. Sales for the quarter increased 2% to $752 million. Comparable store sales rose 1%. By brand, AE increased slightly and aerie increased 11%. Up against a 9% increase last year due to heavy clearance levels, sales for AE Direct decreased 2%. Despite lower sales this year, direct-to-consumer margins and profitability were higher. AE brand sales were driven by positive comp performance during the peak back-to-school selling period. Improved assortments translated to higher transactions and an increase in our transaction value. This was due to increases in both the average unit retail price and unit sales. Women’s comps were up in the low single digits and men’s declined in the low single digits.
Now, moving on to margins. The merchandise margin improved by 90 basis points, driven by lower markdowns. As a result, the gross margin increased 30 basis points to 41.6%. Due to the timing of new store openings, including our new Soho flagship, buying, occupancy and warehousing increased 60 basis points as a rate to sales.
Now looking at operating expense. Demonstrating continued focus on expense reductions, SG&A dollars declined, excluding $2.5 million of severance and related charges. SG&A leveraged by 50 basis points on a 1% comp. We achieved cost improvements in virtually all operating areas, with the exception of advertising. We invested in mall and outdoor advertising to support our AE denim assortment during this fall season.
For the fourth quarter, we expect SG&A dollars to be down and approximately flat for the year, excluding severance and related charges. Importantly, our third quarter operating margin increased 70 basis points to 12.2%. This increase was driven by improved sales, lower markdowns, and the impact of our expense initiatives. Adjusted earnings from continuing operations increased 16%, to $0.29 per share, which also reflects a benefit from a lower share count resulting from share buyback activity.
Now, turning to the balance sheet. Third quarter ending inventory was down 4% and cost per foot was down 2%. Our average weekly inventory was on plan and ending clearance levels were well below last year. Looking ahead, fourth quarter average weekly inventory per foot is planned down in the high single digits. Consistent with our committment to control costs, certain capital projects were eliminated while others are coming in on the low end of budget. Therefore, we are narrowing our 2010 CapEx guidance to $90 million to $100 million. We ended the third quarter with a strong cash position of $631 million, including the liquidation of $150 million of auction rate securities.
Now, in terms of our fourth quarter outlook. Due to the importance of Thanksgiving weekend as a gauge to holiday selling, we will provide fourth quarter earnings guidance on Thursday, December 2, along with the November sales results.
Now, a word on our profit initiative. Our plan is aimed at improving efficiencies and changing the way we work. In the initial phase, we have identified $20 million to $30 million of sustainable cost reductions which will be implemented over the course of the next 12 to 24 months. We have addressed operating structure and completed organizational changes. Other savings relate to stores, procurement and supply chain. It is important to keep in mind that these savings will be captured in gross margin or SG&A. We will continue to target additional savings through the later phases of our initiatives. As we move through the program, we will update you on the progress and additional savings.
In closing, we are pleased with the turn in our business in the third quarter. We are regaining momentum on the top line and demonstrating improvement in operating margin. We continue to pursue inventory efficiencies and are pleased with the success in the initial phase of our cost reduction program. This is leading to meaningful progress on the bottom line, which we expect to continue as we move forward.
And now, I’ll turn the call back over to Judy.
Judy Meehan- American Eagle Outfitters Inc- IR: Thanks, Joan.
And now, we’ll move on to Q&A. So that more participants can ask a question, please limit yourself to one question. If we have time, we’ll take follow-ups.
Okay, Rob, we’re ready.
Operator: Thank you. (Operator Instructions)
Thank you. Our first question is from the line of Jeff Klinefelter of Piper Jaffray. Please state your question.
Jeff Klinefelter- Piper Jaffray- Analyst: Thank you.
The question is really around the international expansion. Jim, you mentioned opening up flagship stores, I believe Moscow and then Shanghai, Beijing, Hong Kong. Just remind me again the timing of that. Are you doing it alone or with joint venture partners? How do you anticipate the follow through, in terms of mall opportunities? And just along with that, I was wondering if any domestic right sizing or closures would be on deck for the next couple years.
Thank you.
Jim O’Donnell- American Eagle Outfitters Inc- CEO: Sure, Jeff.
The Moscow, Shanghai, Beijing, Hong Kong flagships are all franchise operations. The Moscow operation is a continuing growth with our Kuwait partner, and the Chinese venture is with a Chinese organization based in Hong Kong. As we move forward, we see tremendous opportunities and we’re pursuing cautiously, but we are moving forward with other initiatives, with other partners around the world, and you’ll be hearing more about that in the ensuing calls, as we begin to complete the contracts and the transaction details.
As far as the domestic front, we will close over the next two to three years somewhere between 50 to 100 stores, and in next year, we’ll probably close somewhere in the vicinity of about 25 to 30 stores.
Jeff Klinefelter- Piper Jaffray- Analyst: What is the timing of those franchise stores?
Jim O’Donnell- American Eagle Outfitters Inc- CEO: The franchise stores that I mentioned, the Moscow, Beijing, Shanghai, Hong Kong, are all slated for 2011, with Moscow and Hong Kong and Shanghai for early to late spring, and for Beijing, for what we would call back-to-school.
Jeff Klinefelter- Piper Jaffray- Analyst: Great. Thank you.
Operator: Thank you.
Our next question is coming from the line of Brian Tunick of JP Morgan Chase. Please state your question.
Brian Tunick- JPMorgan- Analyst: Thanks. Good morning, and congrats on the improvement.
A question, I guess, is a sense of where the mark-down rate stands today, sort of where it’s been in the last couple of years and, given what Roger is saying about his inventory plans and also what you’re seeing in the competitive pricing landscape, what is a realistic improvement on that mark-down rate to expect over the next year or two?
Joan Hilson- American Eagle Outfitters Inc- CFO: Thanks, Brian, for the comments.
The mark-down rate for the third quarter was significantly improved from the prior year; however, we still have opportunities to improve the mark-down rate certainly next year in the third quarter, and as we look forward to fourth, again we expect significant improvement in mark-down.
As we look forward into 2011, certainly the front half of the year we would expect even more significant improvement in mark-down rate given the promotional activity that we saw last year — or excuse me, in 2010.
Judy Meehan- American Eagle Outfitters Inc- IR: Next question, Rob?
Operator: Thank you.
Our next question is coming from the line of Kimberly Greenberger of Morgan Stanley. Please state your question.
Kimberly Greenberger- Morgan Stanley- Analyst: Great. Thank you. Good morning.
I’m wondering if you can talk about your longer term financial goals. You’ve expressed a target of getting back to a mid-teens operating margin, and can you just help us understand the pieces of how you get there? Is there a specific recovery in your store productivity that you’re looking for, and how does aerie fit into that financial picture?
Thanks.
Joan Hilson- American Eagle Outfitters Inc- CFO: Thanks, Kimberly.
Clearly, mid-teen is an operating goal for us. Now as it relates to 2011, as Jim stated in his remarks, there’s pressure that we’re all aware of related to cotton and costs of labor, particularly in the back half of next year, and the magnitude of that, we’re working through and it’s too soon to tell what that will be. But clearly, we’re working aggressively towards solutions to mitigate those pressures. Some of the things we are doing is keeping our inventories conservative so, as Brian mentioned earlier, we continue to have the opportunity to drive to a lower mark-down rate through conservative inventories, faster turns, flowing of product more frequently and more precise allocation. All of those will contribute to the lower inventories, as well as just buying less, and pitching our plans closer to trend and chasing into inventory.
Importantly, our costs initiative will also help us drive towards that operating margin goal. We’ve delivered savings in our first phase. As I said, it was $20 million to $30 million, and that’s expected over the next 12 to 24 months. So, these are the efforts that we have in place to drive towards this goal, a possibility for 2011, and more likely for 2012.
Kimberly Greenberger- Morgan Stanley- Analyst: Thanks, Joan.
Operator: Thank you.
Our next question is from the line of Christine Chen of Needham and Company. Please state your question.
Christine Chen- Needham & Company- Analyst: Congratulations on the improvements.
Joan Hilson- American Eagle Outfitters Inc- CFO: Thank you.
Christine Chen- Needham & Company- Analyst: Wanted to ask about aerie. So, you threw out numbers of 350 to 400. I seem to recall at some point you had said maybe that aerie could get up to 500. Wondering what has changed. Is it a type of mall that you’re considering entering, that makes it seem like maybe you want to focus on A malls, and I’m wondering if there’s a difference in performance of aerie across different mall types.
Thank you.
Jim O’Donnell- American Eagle Outfitters Inc- CEO: That’s a very good question, Christine.
We actually did, at one time, feel that 500 was the magic number of stores. I haven’t ruled that out. The 350 to 400 would be domestic. We still think — we definitely think there’s a play for aerie internationally, but what we are finding is in the mall comparisons is that the brand seems to perform at a much higher level, in what we would call the strong A and B-plus shopping centers. It’s not that we don’t have success in some of the smaller markets but it’s clearly less than, so what we’re focusing now on is trying to place the brand in more of the A and the B-plus shopping centers with hopefully very, very good locations. But that’s an indicator, as of this point.
Christine Chen- Needham & Company- Analyst: And just as a follow-up to that, long term do you expect aerie to be as productive as your AE stores, from a sales and operating margin contribution perspective?
Jim O’Donnell- American Eagle Outfitters Inc- CEO: No. They aren’t planned at this particular time to run at level.
I think they can get close, but right now we don’t have enough information, or I don’t feel confident enough that I can make that statement that it will, but I do think that if the plan follows the vision of Roger and the merchant team, and we can deliver the right balance of real estate, it will be a very profitable brand and a brand that we will be very proud of. And I think it will add a whole new dimension into the shopping center environment.
It’s a brand right now that’s very desirable by the shopping center developers. We’ve actually slowed it down a little bit, just to kind of get our second wind and also get this repositioning in a much more formidable state where we feel pretty good about it . And I think holiday will be some of the first indications of its acceptance, but clearly first quarter of 2011 is really where we’ve pitched both the product and the marketing and all of the messaging that surrounds the repositioning of the brand, that we would like to think we would see a very substantial lift in top line, and hopefully convert that into bottom line earnings.
Christine Chen- Needham & Company- Analyst: Great. Thank you and good luck for the holiday.
Jim O’Donnell- American Eagle Outfitters Inc- CEO: Thank you.

Operator: Thank you.
Our next question is from the line of Jennifer Black of Jennifer Black and Associates. Please state your question.
Jennifer Black- Jennifer Black & Associates- Analyst: Hello. Let me add my congratulations.
My question is on aerie. Because now it’s a lifestyle brand, I wondered how much crossover we’ll see in merchandise between aerie and American Eagle going forward.
Thank you.
Jim O’Donnell- American Eagle Outfitters Inc- CEO: Very little, Jennifer.
Jennifer Black- Jennifer Black & Associates- Analyst: Perfect. Thank you.
Operator: Thank you.
Our next question is coming from the line of Paul Lejuez of Nomura Securities. Please state your question.
Paul Lejuez- Nomura Securities- Analyst: Hello. Thanks, guys.
A question on the direct business. Just wondering if you can maybe share with us how big the kids business is as a percent of total, and how should we think about growth in that channel overall in 4Q. Should it still underperform the stores?
Thanks.
Joan Hilson- American Eagle Outfitters Inc- CFO: Paul, sure.
On the direct business, the kids piece of that is small, and it’s basically immaterial to the bottom line performance of that channel. In terms of fourth quarter, we would expect direct to post up some modest growth of the top line, but I just need to re-emphasize that the clearance inventory volume from last year, which was heavy in the third quarter, is really what contributed to the down comp, if you will, in that channel. The business remains very profitable and in a growth mode.
Paul Lejuez- Nomura Securities- Analyst: Got you. And just one follow-up.
Do you plan to open aerie stores next year?
Joan Hilson- American Eagle Outfitters Inc- CFO: Yes, we have a few stores that we plan to open to fill out some markets.
Paul Lejuez- Nomura Securities- Analyst: Thanks.
Operator: Thank you.
Our next question is from the line of Janet Kloppenburg of Jacobs Jenner and Kent. Please state your question.
Janet Kloppenburg- Jacobs Jenner and Kent- Analyst: Hello, everybody. Congratulations.
Joan Hilson- American Eagle Outfitters Inc- CFO: Hello, Janet.
Janet Kloppenburg- Jacobs Jenner and Kent- Analyst: I was wondering if Roger could talk a little bit about the — maybe what he might have done differently in the third quarter business and maybe if you could talk a little bit, Roger, about the men’s business and if you’re happy with the performance there, and if in the fourth quarter you’ve capitalized on some opportunities that could perhaps help comps to accelerate. And I know you’re not giving guidance. I’m just talking about opportunities.
Thanks so much.
Roger Markfield- American Eagle Outfitters Inc- Vice Chairman & Executive Creative Director: Right.
Well, Janet, third quarter, you saw the stores and commented that we were really pleased with how we put the assortments together and, you know, the customer responds to the right product . And as you know, we’re really, in terms of the destination for back-to-school, we’re the leading brand, and denim is the most important single category for back-to-school. And our denim assortment — not by, I don’t want to be the one to measure it, but obviously from all of the research, it is stronger than ever. And I’m in the streets of New York every day, and it’s just amazing how, any street I walk on, I’m always looking at the back sides of people, and there’s always an American Eagle jean on someone. So denim really helps us in that particular type of period.
As relates to the men’s business, the average unit retails in most of the categories was up. We’re running very tight and conservative inventories. The denim business was very strong, and overall, I would have liked to have seen a little bit more in terms of the volume level. But I think the assortments, if you go into the store now for fourth quarter, look right on. We’re the dominant brand in men’s, we’re the number one brand in men’s in the 15- to 25-year-old category, and our share of market has not gone down at all, so I feel pretty good.
Janet Kloppenburg- Jacobs Jenner and Kent- Analyst: Okay. Well, lots of luck. I hope this is a great season for you guys.
Roger Markfield- American Eagle Outfitters Inc- Vice Chairman & Executive Creative Director: And visit that Soho store. It’s quite something.
Janet Kloppenburg- Jacobs Jenner and Kent- Analyst: Thanks.
Operator: Thank you.
Our next question is from the line of Lorraine Hutchinson of Bank of America. Please state your question.
Lorraine Hutchinson- BofA Merrill Lynch- Analyst: Thank you. Good morning.
You had some B&O pressure this quarter from the Soho flagship and other items, and I was just wondering what you expect for the fourth quarter and beyond, and where you think your leverage point will be on that line item.
Joan Hilson- American Eagle Outfitters Inc- CFO: Lorraine, the leverage point is a mid-single digit comp. When we look forward to fourth quarter, I wouldn’t expect to see the same pressure on that line item. And as we move forward into 2011, we see that leverage point come down slightly.
Lorraine Hutchinson- BofA Merrill Lynch- Analyst: Thank you.
Operator: Thank you.
Our next question is from Dorothy Lakner of Caris and Company. Please state your question.
Dorothy Lakner- Caris & Company- Analyst: Thanks, and let me add my congratulations.
The Soho store does look fantastic, especially compared to the much smaller older one.
Jim O’Donnell- American Eagle Outfitters Inc- CEO: Thank you.

Dorothy Lakner- Caris & Company- Analyst: My question is for Roger, going back to the aerie assortment, because it does look just fantastic in that store. So I’m wondering if you could just talk a little bit more, give us more color on what the differences are that you see between the aerie assortment and the American Eagle women’s assortment. And then just one other add-on and that is, you’ve seen strength in denim and sweaters. What about the knits category, which was a problem for you last year or earlier this year, excuse me, so what are you thinking about in terms of that category going forward?
Thanks.
Roger Markfield- American Eagle Outfitters Inc- Vice Chairman & Executive Creative Director: In both men’s and women’s, Dorothy, the knit category overall is pretty strong for us.
Dorothy Lakner- Caris & Company- Analyst: Great.
Roger Markfield- American Eagle Outfitters Inc- Vice Chairman & Executive Creative Director: We’ve redid the teams both for merchandising and design, and we like what we have, and I think if you look at the assortments in the store, the knits look pretty good right now.
As relates to aerie, we put together a complete new design team, as you know, and a new leader for the entire brand who is an incredibly capable person and has built brands. That combination is very powerful. And when you visit the store, I think as you said, you’ll start to see the difference. But keep in mind it’s an intimate brand, the power will come from panties and bras, the bras to us will be like denim is in the Eagle, but the sportswear that’s being developed will help with the productivity and the average unit retail dramatically. And the team that we’ve assembled has the capability to do beautiful, soft, sensuous apparel that enhances the intimate lifestyle. I think for us, this is a major niche in the market that we really can win on.
Dorothy Lakner- Caris & Company- Analyst: Great. Thanks and good luck.
Roger Markfield- American Eagle Outfitters Inc- Vice Chairman & Executive Creative Director: Thank you.
Operator: Thank you.
Our next question is from Liz Dunn with FBR Capital Markets. Please state your question.
Liz Dunn- FBR Capital Markets- Analyst: Hello. Good morning. Let me add my congratulations.
Joan Hilson- American Eagle Outfitters Inc- CFO: Hello, Liz.
Liz Dunn- FBR Capital Markets- Analyst: I guess, I’m looking at your inventory position and hearing that you have more open to buy and can chase, but I just sort of wanted to know, do you feel like you have enough inventory to drive a positive comp in the fourth quarter? And then also I was wondering about uses of cash, given that you didn’t buy back stock in the quarter and you obviously have a very healthy cash balance.
Thanks.
Joan Hilson- American Eagle Outfitters Inc- CFO: Okay, Liz.
With respect to the inventory, yes, absolutely, we have enough inventory to drive a positive comp. It’s well balanced, our clearance inventories are down, and we’re positioned against targeted key items on pre-planned promotions. So I feel very good about inventory’s position for the fourth quarter.
With respect to share buyback, no, we were not active in the quarter. However, over the course of this year, we have repurchased 14 million shares, roughly $192 million. We are a believer in share buybacks as, if you look at our history over the last several years, we’ve repurchased 50 million shares, almost $1 billion dollars. So we’re a believer in the program. We also have just raised our dividend in the second quarter, so with a nice yield on that dividend. So we feel very good about our capital program and we continue to evaluate that on an ongoing basis with our Board.
Liz Dunn- FBR Capital Markets- Analyst: Great. Thanks.
Operator: Thank you.
Our next question is coming from the line of Randy Konik of Jefferies. Please state your question.
Randy Konik- Jefferies & Co.- Analyst: Great. Thanks.
Question for Joan. Joan, can you just go over again these expense savings, just specifically with the $20 million to $30 million, how much would be from the SG&A line versus the gross margin line? And then, you said this is just the first phase. How many more phases can we expect, and are those phases — could those phases be bigger than the first phase?
Thanks.
Joan Hilson- American Eagle Outfitters Inc- CFO: Thanks, Randy.
The $20 million to $30 million is over the next 12 to 24 months, and it really relates to one, organizational changes and changing the way we work, which did result in the elimination of positions that affect both SG&A and margin. We also have addressed indirect procurement, very specific spending, that more affects the SG&A than the gross margin line. And we’re working through some supply chain initiatives as well, and store operating costs, that the supply chain affects gross margin, the store operations clearly is in the SG&A line. So at this stage, it’s a little early to break it out specifically, as we are in the midst of our implementation of those initiatives. So once we can get to the timing of when those costs will actually be seated in our operating P&L, I’ll be able to be more specific.
With respect to later phases, we are working on an ongoing basis identifying, now in our second wave here, additional cost savings. And we see it, again, in the way we operate our business across all functions. No function has been excluded. So it’s an ongoing basis, Randy, so there isn’t a stop and start to each phase. And we’ll continue to report our progress out on each call.
Randy Konik- Jefferies & Co.- Analyst: So if I just hear this correctly, it could be something where the first phase, the second phase is not announced on completion of the first phase, you could have a second phase layered on top of the first phase, is that correct?
Joan Hilson- American Eagle Outfitters Inc- CFO: That’s correct, Randy. It’s ongoing.
Randy Konik- Jefferies & Co.- Analyst: Okay. Thank you.
Judy Meehan- American Eagle Outfitters Inc- IR: Okay, Rob?
Operator: Okay. Our next question is from Roxanne Meyer with UBS. Please state your question.
Roxanne Meyer- UBS- Analyst: Great. Thanks. Good morning.
Joan Hilson- American Eagle Outfitters Inc- CFO: Good morning.
Roxanne Meyer- UBS- Analyst: My question is on SG&A. I’m just wondering, based on your flat SG&A dollar guidance for the full year, that implies something like a 10% reduction in dollars in the fourth quarter,so just wanted a little bit more color on how you see where the costs are coming down.
Thank you.

Joan Hilson- American Eagle Outfitters Inc- CFO: Yes, in the fourth quarter we would expect SG&A to be down high-single digit, Roxanne, and where the costs are, it’s really across our operating expense lines. Our advertising, however, will be flat, we expect in the fourth quarter, with savings across all other operating expenses.
Judy Meehan- American Eagle Outfitters Inc- IR: Thanks. Rob, next question please?
Operator: Our next question is from Michelle Tan with Goldman Sachs. Please state your question.
Michelle Tan- Goldman- Analyst: Great. Thanks.
I think last year you guys gave us an update on November to date. I was wondering if there’s any sense you can give us on where you guys are tracking. And then also, just remind us what the loss is on aerie, roughly for this year, and whether you expect it to be accretive on a four wall or all-in basis for next year.
Thanks.
Joan Hilson- American Eagle Outfitters Inc- CFO: So November sales we’ll talk about when we release in the first week of December.
With respect to aerie, we would expect aerie for next year to be accretive on an all-in basis, so four wall plus a covering of overhead.
Michelle Tan- Goldman- Analyst: Great. And what was the loss for this year?
Joan Hilson- American Eagle Outfitters Inc- CFO: We have not disclosed the loss. However, I will tell you that it is improved to the prior year and it has been improving each quarter.
Michelle Tan- Goldman- Analyst: Okay, perfect. Thanks.
Joan Hilson- American Eagle Outfitters Inc- CFO: Yes.
Operator: Thank you. Our next question is coming from John Morris of Bank of Montreal. Please state your question.
John Morris- Bank of Montreal- Analyst: Thanks. My congratulations to you guys, too, on the progress.
Joan, just quickly, you’ve already addressed it quite a bit, but the new store impact on gross margin, can you tell us, nice improvement in gross margin, up 30 basis points. Can you tell us what it would have been ex- that impact of just that new store?
And then also, Roger, good work on merchandising, et cetera. The bottoms trends perhaps shifting as we move into next year. Do you see that in terms of maybe moving, broadening out away from denim a little bit more? Clearly that will continue to be a pretty important category for you. How are you positioned to capitalize on how those new trends are shaping up?
Thanks.
Roger Markfield- American Eagle Outfitters Inc- Vice Chairman & Executive Creative Director: Joan, do you want me to take the question on bottoms?
Joan Hilson- American Eagle Outfitters Inc- CFO: Yes, sure.
Roger Markfield- American Eagle Outfitters Inc- Vice Chairman & Executive Creative Director: John, yes, obviously, denim is forever and we will continue to be dominant. And our inventories are very efficient and we see no slowing of the denim business. With that being said, we’re very clear on the new trends taking place and you will see that impact as we enter into the spring season.
John Morris- Bank of Montreal- Analyst: Good. We’ve picked up on that. Thanks.
Joan?
Joan Hilson- American Eagle Outfitters Inc- CFO: Yes, the deleverage in rent largely relates to the timing of Soho as well as, remember that Times Square has not comped yet,. So that’s the impact, largely relates to those two.
John Morris- Bank of Montreal- Analyst: And are we talking 10, 10 to 20 basis points, what would that have been?
Joan Hilson- American Eagle Outfitters Inc- CFO: Well, we need to leverage rent on a mid-single digit comp, as you’ll recall, and so I would say it’s 20 to 30 basis points, related to the stores.
John Morris- Bank of Montreal- Analyst: Okay. Great.
Thanks, guys. Good luck for holiday.
Operator: Our next question is from Richard Jaffe of Stifel Nicolaus. Please state your question.
Richard Jaffe- Stifel Nicolaus- Analyst: Thanks very much, guys, and well done.
I guess just a quick follow-on question, on the expenses. The SG&A savings we’re going to see in the fourth quarter is remarkable. What’s the degree of change, or how do you see that continuing in 2011? I assume the pace will slow throughout the year 2011, and can you perhaps quantify the year-over-year declines? Start there.
Joan Hilson- American Eagle Outfitters Inc- CFO: Richard, the SG&A for next year, we are in the process of finalizing our 2011 operating plan and we plan to talk more about that probably in January at the ICR event. The issue with quantifying, at this stage, is really getting into the detail of the timing of the savings in our initial phase. So before I can really do that, I need to understand how those will lay into both 2011 and 2012. So it’s really stay tuned on the year-over-year look, but bear in mind, we do expect to open net additional stores which will drive some of our operating costs up on a variable basis, too.
Richard Jaffe- Stifel Nicolaus- Analyst: And just a quick question on the kids business. Has your passion for that business slackened, with aerie becoming the new darling, if you will, for growth along with e-commerce?
Jim O’Donnell- American Eagle Outfitters Inc- CEO: No, not at all. We actually have two darlings. We have the twins. We have aerie and we have 77kids.
77kids, as I stated earlier, we gained a tremendous amount of consumer input from being online for two years. We have translated that into our brick and mortar stores, which we have nine open currently, and I can state that, as of this point, we’re pleased with all nine, but we’re going to be very cautious. The motto around here is no more MARTIN + OSAs, so we’ll be very cautious about what we do.
Aerie, as Roger stated very aptly, we have 147 stores, so we have some critical mass. And so therefore, we can expect Aerie to contribute at a much higher rate. The kids business is a few years away, but it’s a stepping stone of positives right now and we’re going to continue on that path.
Richard Jaffe- Stifel Nicolaus- Analyst: Great. Thanks very much.
Operator: Thank you.
Our next question is from Marni Shapiro of The Retail Tracker. Please state your question.

Marni Shapiro- The Retail Tracker- Analyst: Hello, guys. Congratulations, everybody, and good luck with holiday.
Jim O’Donnell- American Eagle Outfitters Inc- CEO: Thank you.
Marni Shapiro- The Retail Tracker- Analyst: Could you just touch a little bit more, and I hate to beat a dead horse here on aerie, but some of the apparel has looked quite good there, even better than what I’m seeing at the Eagle stores. So can you talk about just how far down the apparel line you envision this brand? Does it have its own denim assortment? Is that part of the lifestyle? And what happens to f.i.t. personal care? Does men’s factor into this at all? Just a little bit more color on that.
Roger Markfield- American Eagle Outfitters Inc- Vice Chairman & Executive Creative Director: Well, you know, I’ll tell you. I just read a blog on the website Racked, and I think this girl was in our store in Soho, and she says it pretty well. She says, the lower level features an expanded aerie collection. It’s just not underwear anymore, folks. The muted colors and cozy textures of the labels, separates and sleepwear, and broad new range of aerie accessories stand in sharp contrast to the all-American, sporty prep feel of the American Eagle main collection, and will appeal to fans of dash and dash.
This is really an exciting new lifestyle, and it has its own sensibility, and we just finished going through, obviously I’ve done the spring lines and I’ve done the summer lines. When you see the spring lines in the store, you’ll really be excited. It’s all of the beautiful, soft apparel that goes with the intimate lifestyle for the girl to be in the dorm or wear outside the dorm. Personal care will become a very big part of it, but not right away. Accessories is a major opportunity for us in this particular business, and the bra and panty business will only grow.
Marni Shapiro- The Retail Tracker- Analyst: I guess in response to that, the dash and the dash, you know what, actually I think I’ll take this off line.
Good luck for holiday, guys. Thank you so much.
Roger Markfield- American Eagle Outfitters Inc- Vice Chairman & Executive Creative Director: Okay.
Operator: Our next question is coming from the line of Jeff Van Sinderen of B. Riley. Please state your question.
Jeff Van Sinderen- B. Riley & Company- Analyst: Good morning, and let me add my congratulations as well.
Just a broader question for you guys. Given the changes in pricing and promotional strategy at some of your competitors, like Abercrombie & Fitch, not to single anyone out, but how has that changed how you think about your competitive positioning in terms of price value, if at all, and how do you see that evolving over the next year or so?
Roger Markfield- American Eagle Outfitters Inc- Vice Chairman & Executive Creative Director: Jim, would you like me to take that?
Jim O’Donnell- American Eagle Outfitters Inc- CEO: Sure, Roger.
Roger Markfield- American Eagle Outfitters Inc- Vice Chairman & Executive Creative Director: We are our own lifestyle, and as you know, we’re a very value-oriented brand. With that being said, since you mentioned Abercrombie, we have not found that when they promote it has an impact on us, and we certainly know that their impact of promotion has been quite strong. We run our own business and we are really the main lifestyle.
When you think about the size of our brand, the Eagle brand, which is a $3 billion brand in the US, there’s really — in the 15- to 25-year-old category, we’re the biggest brand, we’re the big highway. So we have to run our business the way we run it. And we have not had difficulty with whoever the competition is, whatever they might be doing, and if you noticed in our metrics, our average unit retail within the AE brand is up, with all of that promotion taking place. So we feel very good about where our brand is positioned.
Jeff Van Sinderen- B. Riley & Company- Analyst: Okay. Great to see.
Thanks very much, and good luck for holiday.
Judy Meehan- American Eagle Outfitters Inc- IR: Okay, Rob, we have time for one more question.
Operator: Okay, that question is coming from the line of David Glick of Buckingham Research. Please state your question.
David Glick- Buckingham Research- Analyst: Yes, good morning.
Just a question on pricing. We recognize the second half of next year is very uncertain. It’s highly fluid, and you probably don’t know at this point exactly what your product costs look like. But clearly, as you indicated, they are likely to be higher.
I’m just wondering what your philosophy is, as you approach that time frame, from a pricing perspective, do you think you can and do you plan on passing it through in a competitive environment and how do you think about that question?
Jim O’Donnell- American Eagle Outfitters Inc- CEO: As I stated earlier, David, there is a number of different initiatives that we have as levers to try to mitigate what looks to be cost increases for the second half of the year. Clearly, I think it would be foolish and fool hardy to state that we were — as a value brand — that we were arbitrarily going to take prices up across-the-board.
We look at product all the time, Roger and his team, and where product is of such a — from a factor of differentiation, trend right, so forth, we can take a look at that type of product and maybe move the prices. But right now, what we need to do is get our partners lined up and so this is sort of an equal sharing of some of the cost increases. So it’s really too early, as you stated, to actually forecast a definitive action. We have a number of different initiatives that we are, that we know will help mitigate some of the increase. We just don’t know how much of it is going to be able to be mitigated until we actually see what the actual cost is for the raw material and for the finished product. So that’s more to come.
David Glick- Buckingham Research- Analyst: Okay, great. That’s helpful.
Thank you very much. Good luck.
Jim O’Donnell- American Eagle Outfitters Inc- CEO: All right. Thank you.
Judy Meehan- American Eagle Outfitters Inc- IR: All right. I know everybody has a busy day today, so thanks for your participation.
Our next announcement will be November sales on Thursday, December 2, and we wish everyone a Happy Thanksgiving.
Operator: This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.